Exhibit 4.(vi)1
DESCRIPTION OF CAPITAL STOCK
The following is a description of some of the material terms and provisions of the capital stock of Kilroy Realty Corporation registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the Company’s charter and bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K to which this “Description of Capital Stock” is an exhibit, and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). While we believe the following description covers the material terms and provisions of our common stock it may not include all of the information that is important to you. We encourage you to read carefully the applicable provisions of the MGCL and our charter and bylaws for a more complete understanding of our common stock. As used in this “Description of Capital Stock,” references to the “Company,” “we,” “our” or “us” refer solely to Kilroy Realty Corporation and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Common Stock
General
The Company’s charter authorizes us to issue up to 280,000,000 shares of common stock, par value $.01 per share. As of December 31, 2020, we had 116,035,827 shares of common stock issued and outstanding.
Shares of our common stock:
•are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;
•do not have any conversion rights;
•do not have any exchange rights;
•do not have any sinking fund rights;
•do not have any redemption rights;
•do not generally have any appraisal rights;
•do not have any preemptive rights to subscribe for any of our securities; and
•are subject to restrictions on ownership and transfer.
We may pay dividends and other distributions on shares of the Company’s common stock, subject to the preferential rights of any series or class of capital stock that we may issue in the future with rights to dividends and other distributions senior to the Company’s common stock or creditors, in the case of our liquidation, dissolution or winding-up. However, we may only pay dividends when the board of directors (in its sole discretion) authorizes and declares a dividend out of legally available funds therefor. All dividends and other distributions will be paid to the holders of our common stock on pro rata basis.
The Company’s board of directors may:
•in its sole discretion, classify or reclassify any unissued shares of the Company’s common stock into other classes or series of capital stock, whether now or hereafter authorized;
•establish the number of shares in each of these classes or series of capital stock;
•establish the par value of the shares in each of these classes or series of capital stock;
•establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;
•establish restrictions, such as limitations and restrictions on ownership, transfer, dividends or other distributions of each of these classes or series of capital stock; and
•establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

In addition, the Company does not have a classified board of directors.

Preferred Stock

The Company’s charter authorizes us to issue up to 30,000,000 shares of preferred stock, par value $.01 per share, none of which are currently classified and designated or are issued and outstanding. As of December 31, 2020, 30,000,000 shares of the Company’s preferred stock were available for classification, designation and issuance.
We may classify, designate and issue authorized shares of preferred stock, in one or more classes or series, as authorized by the board of directors without the prior consent of the Company’s stockholders. The board of directors may grant the holders of preferred stock of any class or series preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of the Company’s common stock. The board of directors can authorize the issuance of currently authorized shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of the Company’s common stock or otherwise be in their best interest. All shares of preferred stock that and are or become issued and outstanding are or will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class or series, the MGCL and the Company’s charter require the board of directors to determine the following with respect to such class or series:
•the designation;
•the terms;
•preferences with respect to distributions and in the event of our liquidation, dissolution or winding-up;
•conversion and other rights, if any;
•voting powers;
•restrictions;
•limitations as to distributions;
•qualifications; and
•terms or conditions of redemption, if any.

Restrictions on Ownership and Transfer of the Company’s Capital Stock
Internal Revenue Code Requirements
To maintain the Company’s tax status as a REIT, five or fewer “individuals,” as that term is defined in the Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of the Company’s issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Code determine if any individual or entity constructively owns the Company’s capital stock for purposes of this requirement. In addition, 100 or more persons must beneficially own the Company’s capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Code. To help ensure we meet these tests, the Company’s charter restricts the acquisition and ownership of shares of the Company’s common stock.
Transfer Restrictions in the Company’s Charter
Subject to exceptions specified therein, the Company’s charter provides that no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Code, more than 7.0%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock.
In addition, because rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying rent for purposes of the gross income tests under the Code, the Company’s charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence, more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of the Company’s common stock.
We refer to the limits described in the two preceding paragraphs, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Code are complex, and may cause shares of the Company’s common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of the Company’s common stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns the Company’s common stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by the Company’s board of directors.
The Company’s charter permits the board of directors to waive the ownership limits with respect to a particular common stockholder if the board of directors, among other things:
•determines that such waiver will not cause any individual’s beneficial ownership of shares of the Company’s common stock to violate the 7.0% limitation described above or that any exemption from such ownership limit will not cause the Company to fail to qualify as a REIT; and
•determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, subject to certain exceptions.
As a condition of this waiver, the Company’s board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the Company’s REIT status. The board of directors has waived the ownership limit applicable to the Company’s common stock for John B. Kilroy, Sr. and John Kilroy, members of their families and some of their affiliated entities, allowing them to own up to 19.6% of the Company’s common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which it believed were reasonably necessary to conclude that the waiver would not cause us to fail to qualify and maintain the Company’s status as a REIT.
In addition to the foregoing ownership limits, the Company’s charter provides that no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of the Company’s common stock if, as a result of this ownership:
•more than 50% in value of the Company’s outstanding common stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Code, by five or fewer individuals, as defined in the Code; or
•the Company would fail to qualify as a REIT.
If shares of common stock are transferred to any person in a manner which result in the Company’s capital stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), the Company’s charter provides that the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights in such common stock.
Under the Company’s charter, any person who acquires or attempts or intends to acquire actual or constructive ownership of the Company’s shares of common stock that violate any of the foregoing restrictions on transferability and ownership must give us notice immediately and provide us with any other information that we may request to determine the effect of the transfer on the Company’s status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the affirmative vote of holders of at least two-thirds of the shares of the Company’s capital stock outstanding and entitled to vote thereon.
The terms of any class or series of preferred stock that we may issue in the future may include restrictions on ownership and transfer, and provide for exceptions to or waivers of those restrictions, similar to those described under this caption “—Transfer Restrictions in the Company’s Charter,” as well as remedies for violation of those restrictions similar to those described below under “—Effect of Violation of Ownership Limits and Transfer Restrictions.”
Effect of Violation of Ownership Limits and Transfer Restrictions
The Company’s charter provides that if any transfer or other event occurs that, if effective, would result in any person owning shares of Company’s common stock in violation of the ownership limits or other restrictions on ownership and transfer of our stock described above, the number of shares of common stock that otherwise would cause such person to violate the ownership limits or other restrictions on ownership and transfer of our stock (the

“excess shares”) will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by us or, if for any reason that transfer is not automatically effective, then the transfer of such excess shares shall be void ab initio and the purported transferee will not have any rights in such excess shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.
The trustee of the charitable trust must:
•within 20 days of receiving notice from us of the transfer of excess shares to the trust,
◦sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by the board of directors, and
◦distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in such transfer to the charitable trust) or the sales proceeds (net any commissions and other expenses of sale) received by the trust for the excess shares; and
•distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.
Excess shares transferred to the charitable trust shall be deemed to have been offered for sale to us at a price per share equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the charitable shares did not involve the purchase of the applicable stock for fair value, the market price of such shares on the day of the event which resulted in the transfer of such shares to the charitable trust) and the market price on the date we accept such offer. We will have the right to accept such offer until the charitable trust has sold the excess shares as described above.
The trustee shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.
The Company’s charter provides that, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the Company’s shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then the Company’s charter provides that the transfer of the excess shares will be void ab initio.
If the Company’s board of directors shall at any time determine in good faith that a person has acquired, intends to acquire or own, has attempted to acquire or own, or may acquire or own the Company’s common stock in violation of the limits described above, the Company’s charter provides that the board of directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:
•authorizing us to repurchase stock;
•refusing to give effect to the ownership or acquisition on our books; or
•instituting proceedings to enjoin the ownership or acquisition.
All certificates representing shares of the Company’s capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the issued and outstanding shares of the Company’s stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable Treasury regulations. Under current Treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of the Company’s shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of the Company’s shares as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.
These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of the Company’s shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Certain Provisions of the Maryland General Corporation Law and of the Company’s Charter and Bylaws
Under the Maryland General Corporation Law, or the MGCL, the Company’s stockholders are generally not liable for our debts or obligations. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, we will first pay all debts and other liabilities, including debts and liabilities arising out of the Company’s status as general partner of the operating partnership, and, second, any preferential distributions on any issued and outstanding shares of our preferred stock, if any. Each holder of the Company’s common stock then will share ratably in our remaining assets. All shares of the Company’s common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the transfer and ownership limits in the Company’s charter or as permitted by the board of directors pursuant to executed agreements waiving these ownership limits with respect to specific stockholders.
Under the MGCL, we generally require approval by the Company’s stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:
 authorizing us to repurchase stock;
•dissolve;
•amend the Company’s charter (except for limited exceptions);
•merge;
•sell all or substantially all of the Company’s assets;
•engage in a share exchange; or
•engage in similar transactions outside the ordinary course of business.
Under the MGCL and our charter, the board of directors may, without stockholder approval, make certain minor amendments to the charter, and if the charter allows, which ours does, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.
With respect to the sale of all or substantially all of the Company’s assets, because the term “substantially all” of a company’s assets is not defined in the MGCL, it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction.

Although the MGCL allows the Company’s charter to establish a lesser percentage of affirmative votes by the Company’s stockholders for approval of those actions, the Company’s charter does not include such a provision.

The Board of Directors

The Company’s charter provides that the number of the directors shall be six directors until that number is increased or decreased in accordance with the bylaws of the Company; provided, however, such number cannot be less than the minimum number required by the MGCL, which is one. The Company’s bylaws allow the board of directors to fix or change the number to not fewer than three and not more than 13 members. The number of directors is currently fixed at six. A majority of the remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of the board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of the Company’s stockholders may fill a vacancy resulting from the removal of a director.

The Company’s charter and bylaws provide that a majority of the board of directors must be “independent directors.” An “independent director” is a director who is not:
•an employee, officer or affiliate of us or one of our subsidiaries or divisions;
•a relative of a principal executive officer; or
•an individual member of an organization acting as advisor, consultant or legal counsel, who receives compensation on a continuing basis from us in addition to director’s fees.

No Cumulative Voting

Holders of shares of Company common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of the Company’s stockholders, the holders of a majority of the shares of Company common stock entitled to vote will be able to elect all of the successors of the directors at that meeting.
Removal of Directors
The Company’s charter provides that its stockholders may remove a director only for “cause” and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The MGCL does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.
Election of Directors
The Company’s bylaws provide a majority vote standard for uncontested elections of directors. As a result, except in the case of directors to be elected by the holders of any class or series of the Company’s preferred stock, at each meeting of stockholders at which the election of directors is uncontested, a director nominee will be elected to the board of directors only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee (with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST” the director nominee). A plurality vote standard applies in contested elections, in which case stockholders will not be permitted to vote “AGAINST” any director nominee but will only be permitted to vote “FOR” or withhold their vote with respect to such nominee. An election will be considered to be contested if the Company’s secretary has received notice that a stockholder or group of stockholders has nominated or proposes to nominate one or more persons for election as a director, such notice purports to be in compliance with the advance notice requirements or the proxy access requirements set forth in the Company’s bylaws, and, at least 14 days prior to the date on which notice of the meeting is first mailed to stockholders, the nomination has not been withdrawn and would thereby cause the number of director nominees to exceed the number of directors to be elected at the meeting.
Under the MGCL, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election in an uncontested election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected and qualifies. However, the Company’s bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the board of directors, for consideration by the nominating and corporate governance committee of the board of directors. The nominating and corporate governance committee of the board of directors will then make a recommendation to the board of directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The board of directors will publicly disclose within 90 days of certification of the stockholder vote its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation. If a director’s tendered resignation is not accepted by the board of directors, such director would continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, retirement, resignation or removal. If a director’s tendered resignation is accepted, then the board of directors may, among other things, fill the resulting vacancy or decrease the size of the board of directors.
The Company is not Subject to the Maryland Business Combination Act

The Company has elected not to be subject to the “business combination” provisions of the MGCL (Sections 3-601 through 3-605) pursuant to the board of directors’ adoption of certain resolutions related thereto. Such resolutions also provide that the board of directors cannot rescind such election and become subject to these business combination provisions without the approval of holders of a majority of its shares entitled to vote.
In the event that the Company decides to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation or share exchange. A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the MGCL as:
•any person (other than the corporation or any subsidiary) who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s shares; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the business combinations provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of the Company’s decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of capital stock from its stockholders at a premium.
The Company is not Subject to the Maryland Control Share Acquisition Act
The Company has elected in its bylaws not to be subject to the “control share acquisition” provisions of the MGCL (Sections 3-701 through 3-710). If it wants to be subject to these provisions, its bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of the Company’s common stock.
The MGCL provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.
A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, the Company may present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Because the Company is not subject to these provisions, stockholders who acquire a substantial block of Company common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with the Company. However, the Company cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of Company common stock from any stockholder at a premium.
Unsolicited Takeovers
Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, in whole or in part, to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each, require two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors for the removal of a director, vest in its board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum and require that a special meeting of stockholders be called at the request of the stockholders only if requested by stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.
An election to be subject to any or all of the foregoing statutory provisions may be made in the Company’s charter or bylaws, or by resolution of the board of directors without the need for stockholder approval. Any such statutory provision to which the Company elects to be subject will apply even if other provisions of the Company’s charter or bylaws provide to the contrary, unless the charter or a resolution adopted by the board of directors prohibits such election.
If the Company made an election to be subject to the statutory provisions described above, the board of directors would automatically be classified into three classes with staggered terms of office of three years each, and would have the exclusive right to determine the number of directors and the exclusive right to fill vacancies on the board of directors. Moreover, any director elected to fill a vacancy would hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

In such instance, the classification and staggered terms of office of the directors would make it more difficult for a third party to gain control of the board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of the board of directors.
The Company has not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, the Company could by resolutions adopted by the board of directors and without stockholder approval, elect to become subject to some or all of these statutory provisions.
Amendment of the Company’s Charter and Bylaws
The Company’s charter may generally be amended only if the amendment is declared advisable by the board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. The Company’s bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Company. However, the following bylaw provisions may be amended only by the approval of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Company:
•provisions opting out of the control share acquisition statute;
•provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John Kilroy and their affiliates; and
•provisions governing amendment of the Company’s bylaws.

Meetings of Stockholders

The Company’s bylaws provide for annual meetings of its stockholders to elect directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by:
•the president;
•the board of directors pursuant to a resolution approved by a majority of the entire board of directors;
•the chairman of the board; and
•the secretary of the Company following, his or her receipt of one or more written demands to call a special meeting of stockholders by holders of at least a majority of the Company’s issued and outstanding common stock entitled to vote by making a written request.

The MGCL provides that the Company’s stockholders also may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting. To do so, each stockholder entitled to vote on the matter must sign the consent setting forth the action.
Advance Notice of Director Nominations and New Business Proposals
The Company’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:
•pursuant to the Company’s notice of the meeting;
•by or at the direction of the board of directors; or
•by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of the Company’s bylaws.

The Company’s bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

The advance notice provisions of the Company’s bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of the Company’s common stock believe is in their best interests.
Proxy Access
The Company’s bylaws permit a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s issued and outstanding common stock continuously for at least the prior three years to nominate a candidate for election to the board of directors and inclusion in the Company’s proxy materials for its annual meeting of stockholders; provided that the total number of all stockholder nominees included in the Company’s proxy materials shall not exceed 25% of the number of directors then serving on the board of directors. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Company’s bylaws.
Exclusive Forum for Certain Litigation
The Company’s bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for:
•any derivative action or proceeding brought on behalf of the Company;
•any action asserting a claim of breach of any duty owed by any present or former director or officer or other employee or stockholder of the Company to the Company or the Company’s stockholders or any standard of conduct applicable to the directors of the Company;
•any action asserting a claim against the Company or any present or former director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Company’s charter or bylaws (in each case, as the same may be amended from time to time); or
•any action asserting a claim against the Company or any present or former director or officer or other employee of the Company governed by the internal affairs doctrine.

Dissolution of the Company

Under the MGCL, the Company may be dissolved if a majority of the entire board of directors declares by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved, by the vote of the holders of two-thirds of the shares of the Company’s capital stock entitled to vote on the dissolution.
Indemnification and Limitation of Liability of Directors and Officers
The Company’s charter and bylaws, and the partnership agreement, provide for indemnification of its officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.
The MGCL permits the Company to indemnify its present and former directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

If the proceeding is one by the Company or in its right, indemnification may not be made in respect of any proceeding in which the director or officer has been found to be liable to the Company. In addition, the Company may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any present or former director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. The Company’s charter contains no such limitation.
As permitted by the MGCL, the Company’s charter limits the liability of its directors and officers to the Company and its stockholders for money damages, subject to specified restrictions. However, the liability of the Company’s directors and officers to it and its stockholders for money damages is not limited if:
•it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or
•a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit the Company’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement provides that the Company, as general partner, and its officers and directors are indemnified to the same extent its officers and directors are indemnified in its charter. The partnership agreement limits the Company’s liability and the liability of its officers and directors to the operating partnership and its partners to the same extent that its charter limits the liability of its officers and directors to it and its stockholders. See “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.-Indemnification of the Company’s Officers and Directors.”
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act of 1933, as amended, the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Anti-takeover Effect of Certain Provisions of the MGCL and of the Company’s Charter and Bylaws
If the resolution of the board of directors exempting the Company from the business combination provisions of the MGCL and the applicable provision in its bylaws exempting it from the control share acquisition provisions of the MGCL are rescinded or revoked (which in each case would require stockholder approval) or it elects to be subject to the unsolicited takeover provisions of the MGCL, then the business combination, control share acquisition and unsolicited takeover provisions of the MGCL, the provisions of its charter on removal of directors, the advance notice provisions of its bylaws and certain other provisions of its charter and bylaws and the MGCL could delay, deter or prevent a change of control of the Company or other transactions that might involve a premium price for holders of its capital stock or otherwise be in their best interest.

Transfer Agent and Registrar for Shares of Capital Stock
Computershare Shareowner Services LLC is the transfer agent and registrar for shares of the Company’s common stock.